Exhibit 99.1

FOR IMMEDIATE RELEASE

Huntingdon Valley, PA, June 11, 2008 – Immunicon Corporation (OTC BB:IMMC.OB) announced today that it and its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), as of today’s date.

In connection with the Chapter 11 filings, Immunicon Corporation and its wholly-owned subsidiaries signed an asset purchase agreement with Veridex, LLC to sell substantially all of their assets to Veridex, LLC for $31 million in cash subject to certain closing date adjustments, plus the discharge and release of certain claims owing to Veridex, LLC and the assumption of certain specified liabilities.

It is anticipated that the net proceeds of the sale, after paying costs associated with the sale, will first be used to satisfy the obligations of Immunicon and its wholly-owned subsidiaries to their creditors. It is anticipated that any remaining proceeds will be distributed to stockholders of Immunicon on a pro rata basis.

The assets to be sold by Immunicon Corporation and its wholly-owned subsidiaries include intellectual property, product inventory and preclinical data as well as all technologies related to the CellSearch® System, the first diagnostic test to automate the detection and enumeration of circulating tumor cells (CTCs), cancer cells that detach from solid tumors and enter the blood stream. The CellSearch® System is currently cleared for the prognosis and monitoring of patients with metastatic breast, metastatic colorectal and metastatic prostate cancer. Immunicon Corporation and its wholly-owned subsidiaries will also sell to Veridex, LLC all technologies related to the RF Poseidon FISH Probes, which are the latest advance in FISH DNA probes.

Immunicon Corporation and Veridex, LLC have partnered since 2000 to develop and commercialize novel cancer diagnostic platforms and products.

Because the asset purchase agreement was signed by Immunicon Corporation as a debtor in possession in a chapter 11 case, the sale must be conducted under the provisions of Chapter 11, Section 363 of the U.S. Bankruptcy Code, subject to Bankruptcy Court approval and an auction process to be determined by the Bankruptcy Court.

Immunicon Corporation and its wholly-owned subsidiaries will remain in possession of their assets and properties and will continue to operate as the “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the United States Bankruptcy Code.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products, and is providing certain analytical services to pharmaceutical and biotechnology companies to assist them in developing new therapeutic agents, with an initial focus on cancer disease management. Immunicon has developed platform technologies to identify, count and characterize a small number of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. For more information, please visit www.immunicon.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release are those statements not of historical fact. Immunicon cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and include, without limitation, statements related to our proposed sale to Veridex and our Chapter 11 filings, and anticipated uses and distributions of the net proceeds of the proposed sale. These forward-looking statements are based on the current expectations and intent of the management of Immunicon and involve certain factors, such as risks and uncertainties, that may cause actual results to be far different from those suggested by these statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, but not limited to, risks and uncertainties associated with: Immunicon’s ability to continue as a going concern and our Chapter 11 filings; Immunicon’s dependence on and proposed sale to Veridex, LLC, a Johnson & Johnson company; the risks and uncertainties associated with the arbitration proceeding with Veridex and the award in favor of Veridex given Immunicon’s dependence on Veridex; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of product candidates; Immunicon’s ability to obtain licenses from third parties to commercialize products; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers; compliance with applicable manufacturing standards; retaining key personnel; delays in the development of new products or planned improvements to products; effectiveness of products compared to competitors’ products; protection of Immunicon’s intellectual property; conflicts with third party intellectual property; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission. Except as required by law, Immunicon accepts no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for modifications made to this document by Internet or wire services.

“Immunicon”, the Immunicon Corporation logo and CellSearch are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

Contact Information:
Scott L. Vernick, Esquire
Michael G. Menkowitz, Esquire
Fox Rothschild LLP
2000 Market Street, 10th Floor
Philadelphia, PA 19013
215 299-2000 svernick@foxrothschild.com mmenkowitz@foxrothschild.com